EXHIBIT 99.1

NEWS RELEASE

RANGE REPORTS 286% RESERVE REPLACEMENT

FORT WORTH, TEXAS, JANUARY 26, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2003 totaled 685 Bcfe, comprised of 486 Bcf of natural gas and 33 million barrels of oil and natural gas liquids. During the year, reserves increased a net 107 Bcfe or 18%. Discoveries and extensions added 69 Bcfe, 90 Bcfe were acquired and upward revisions added 7 Bcfe, bringing the total increase for the year to 166 Bcfe. The increase was offset by 58 Bcfe of production and the sale of 1 Bcfe of reserves.

The pretax present value of the Company’s proved reserves at year-end, based on constant prices and costs and discounted at 10% rose to $1.4 billion, representing a 45% increase during the year. The valuation was based on year-end NYMEX prices of $6.19 per Mmbtu and $32.52 a barrel, compared to $4.75 per Mmbtu and $31.17 a barrel one year earlier. At December 31, 2003, 71% of the Company’s proved reserves by volume were natural gas. Seventy-eight percent of the reserve value was attributable to proved developed reserves. At year-end, the Company’s reserve life index stood at 11 years. Over 85% of the Company’s reserves, based on volume, were audited by independent petroleum consultants.

In total, the Company replaced 286% of production in 2003, including 130% from drilling and revisions and 156% from acquisitions. Excluding the impact of price increases, reserve replacement would have been 271%. Total anticipated finding costs in 2003, including all drilling, exploration, development and acquisition costs along with the $12 million of costs associated with acreage and seismic investments which generally benefit future years, averaged $1.26 per mcfe. Without the benefit of price revisions, finding costs would have averaged $1.30 per mcfe.

Commenting, John H. Pinkerton, Range’s President, said, “We are extremely pleased to have achieved 286% reserve replacement at an all-in cost of $1.26 per mcfe. This performance is a direct reflection of the Company’s technical team and our strategy of steady drill bit growth coupled with complementary acquisitions. For 2004, we began the year with the largest, most diversified drilling inventory in our history. Importantly, our 2004 drilling program is off to a fast start as we have 10 rigs running, plus 40 wells in the process of being completed or waiting on pipeline.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to expected finding and development costs in 2003 which are still subject to audit and future reserve additions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-3

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

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